Exhibit 10.1

May 5, 2022

William J. Sandborn, M.D.

c/o Ventyx Biosciences, Inc.

Re: Employment Letter

Dear Bill:

This employment letter agreement (the “Agreement”) is entered into between you and Ventyx Biosciences, Inc. (the “Company” or “we”), to set forth the terms and conditions of your employment with the Company.

1. Title; Position. Effective as of May 9, 2022 (the “Effective Date”), you will serve as the Company’s President and Chief Medical Officer, reporting to the Company’s Chief Executive Officer, and will perform the duties and responsibilities customary for such positions and such other related duties as are reasonably assigned by the Company’s Chief Executive Officer. The period of your employment under this Agreement is referred to herein as the “Employment Term.” While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full time or part-time) that would create a conflict of interest with the Company, except as approved by the Company’s Board of Directors (the “Board”) or its authorized committee (“Committee”). By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Location. You will perform your duties during the Employment Term from the Company’s corporate offices located in Encinitas, California (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

3. Base Salary. Commencing on the Effective Date and during the Employment Term, your annual base salary will be $500,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your Salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

4. Signing Bonus. You will also receive a one-time lump sum signing bonus of $175,000 (the “Signing Bonus”), payable in cash, less any applicable withholdings, within 10 days of the Effective Date. If you voluntarily terminate your employment with the Company, or if the Company terminates your employment for “Cause” (as defined in the Severance Plan (as defined below)), in either case during the first year of your Employment Term, you agree to repay promptly the Company 100% of the Signing Bonus. If you voluntarily terminate your employment with the Company or the Company terminates your employment for Cause, in either case after the first year of your Employment Term, but before the end of the second year of your Employment Term, you agree to repay promptly the Company 50% of the Signing Bonus.

5. Annual Bonus. During the Employment Term, your target fiscal year annual cash bonus target will be 45% of your annual base salary earned during the fiscal year (the “Bonus Opportunity”), based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, the payment of the achieved portion of such Bonus Opportunity will be subject to your continued employment through and until the date of payment. Any such bonus amounts paid will be subject to any applicable withholdings. Your annual Bonus Opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

6. Equity Awards. On the Effective Date employment, subject to the approval of the Board or Committee, you will be granted an option to purchase 700,000 shares of the Company’s common stock pursuant to our 2021 Equity Incentive Plan and a form of option agreement thereunder (such documents, together with the documents for any prior equity awards granted to you by the Company, collectively, the “Equity Documents”) at an exercise price per share equal to the fair market value of the stock on the date of the grant, which will be the closing price of the Company’s common stock as reported on The Nasdaq Global Select Market on the Effective Date (the “Option”). The shares subject to the Option will vest as follows, subject to your continued service through the applicable vesting date: 25% of the shares subject to the Option will vest on the one-year anniversary of the Effective Date, and 1/48th of the shares subject to the option will vest ratably each month thereafter. Additionally, during the Employment Term, you will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

7. Employee Benefits. Commencing on the Effective Date and during the Employment Term, you will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including, without limitation, any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

8. Severance. You will be eligible for the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) based on your position within the Company. Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance or change in control payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

9. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.

10. Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix A.

11. Miscellaneous. This Agreement, together with the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into between you and the Company, the Equity Documents and the Severance Plan, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the undersigned.

Sincerely,

VENTYX BIOSCIENCES, INC.

By:	/s/ Raju Mohan
Name: Raju Mohan
Title: Chief Executive Officer

Date:	May 5, 2022

Agreed to and accepted:

/s/ William J. Sandborn, M.D.
William J. Sandborn, M.D.

Date:	May 5, 2022

Appendix A

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”